Exhibit 2.2
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2020, The Bank of N.T. Butterfield & Son Limited has the following securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Voting ordinary shares of par value BM$ 0.01 each	NTB	New York Stock Exchange
Voting ordinary shares of par value BM$ 0.01 each	NTB.BH	Bermuda Stock Exchange
Capitalized terms used but not defined herein have the meanings given to them in the Bank’s annual report on Form 20-F for the year ended December 31, 2020.
DESCRIPTION OF SHARE CAPITAL
The following description of the Bank's share capital summarizes the material provisions of the Butterfield Act and of the bye-laws of the Bank. Such summaries are subject to, and are qualified in their entirety by reference to, all of the provisions of these documents and applicable law.
Share Capital
The authorized share capital of the Bank is divided into four classes of shares: (1) 2,000,000,000 ordinary shares, par value BM$0.01 each, (2) 6,000,000,000 non-voting ordinary shares, par value BM$0.01 each, (3) 110,200,001 preference shares, par value US$0.01 each (“Dollar Preference Shares”) and (4) 50,000,000 preference shares, par value £0.01 each (the “Sterling Preference Shares” and, together with the Dollar Preference Shares, the “preference shares”). As of December 31, 2020, there were 50,010,948 ordinary shares issued and outstanding and no non-voting ordinary shares or preference shares issued and outstanding.
Pursuant to the Bank's bye-laws, subject to any resolution of the shareholders to the contrary and to compliance with NYSE listing rules, the Board is authorized to issue any of the Bank's authorized but unissued shares. There are certain notification and prior approval requirements pursuant to the BDCA with respect to any person who seeks to become a significant shareholder or shareholder controller of the Bank.
Under the BDCA, any person who becomes a significant shareholder of a deposit-taking institution, which is defined to include persons, either individually or with associates, who (i) hold 5% or more of the shares in the institution or another company of which it is a subsidiary company; or (ii) is entitled to exercise, or control the exercise of, 5% or more of the voting power at any general meeting of the institution or of another company of which it is such a subsidiary, must notify the BMA in writing of that fact within seven days. Failure to provide the BMA with prompt and appropriate notice would constitute an offense that could result in a fine.
The BDCA prohibits a person from becoming a shareholder controller of any company licensed under the BDCA unless the person provides written notice to the BMA of his intent to do so and the BMA does not object. The definition of shareholder controller is set out in the BDCA but generally refers to a person who, among other things, either alone or with any associate or associates (within the meaning of the BDCA) (i) holds 10% or more of the shares in the licensed institution or another company of which it is a subsidiary company; or (ii) is entitled to exercise, or control the exercise of 10% or more of the voting power at any general meeting of the licensed institution or another company of which it is such a subsidiary.
A person who intends to become a shareholder controller, or a shareholder controller who intends to increase his shareholding/control, meaning generally, ownership of shares or the ability to exercise or control the exercise of voting rights attached to shares, beyond his present threshold, must provide written notice to the BMA that he intends to do so. It is an offense not to give this notice. The BMA may object to a person's notice of intent to become a shareholder controller of any description or to an existing shareholder controller seeking to increase their control where it appears to the BMA that, among other things, such person is not or is no longer a fit and proper person to be such controller of the institution. If the BMA objects, the BMA will provide such person with written notice of its objection.
In addition to these restrictions, pursuant to the Bank's bye-laws, any person who is not “Bermudian” (as such term is defined in the Companies Act) who is “interested” (as such term is defined in the bye-laws) in shares of the Bank which constitute more than 40% of all of the shares of the Bank then issued and outstanding shall not be entitled to vote the shares which are in excess of such 40% interest at any general meeting of the Bank without the prior written approval of the Minister of Finance.

Ordinary Shares
Rights of Holders of the Bank's Ordinary Shares
Holders of ordinary shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by the Bank's bye-laws, resolutions to be approved by holders of ordinary shares require approval by the affirmative votes of a majority of votes cast at a general meeting at which a quorum is present.
In the event of our dissolution or winding up, the holders of ordinary shares are entitled to the surplus assets of the Bank, subject to any liquidation preference on any issued and outstanding preference shares.
Pursuant to the Bank's bye-laws, the following actions (each, a “Super-Majority Action”) require approval by the affirmative vote of not less than two-thirds of all voting rights attached to all issued and outstanding shares, unless such Super-Majority Action has received prior approval by the Board: (i) removal of a director other than for cause; (ii) approval of an amalgamation, merger or consolidation with or into any other person, arrangement, reconstruction or sale, lease, conveyance, exchange or other transfer of all or substantially all the Bank's assets, or in each case, an equivalent transaction; and (iii) commencement of proceedings seeking winding-up, liquidation or reorganization of the Bank.
Pursuant to the Bank's bye-laws, certain bye-laws, including those relating to approval of a Super-Majority Action, may only be amended pursuant to an affirmative vote of not less than 66% of all directors then in office and by a resolution of shareholders including the affirmative vote of not less than 66% of the votes attaching to all shares in issue.
Reverse Share Split
On September 6, 2016, the Bank effected a 10:1 reverse share split of the ordinary shares such that: every 10 ordinary shares at par value BM $0.01 consolidated into one ordinary share par value BM $0.10, and the Bank’s authorized share capital was immediately reduced such that the par value of each of the consolidated ordinary shares was reduced to BM $0.01. No fractional ordinary shares were issued in connection with the reverse share split, and all such fractional interests were rounded down to the nearest whole number of ordinary shares. Shareholders who would have otherwise held a fractional share of the Bank's ordinary shares as a result of the reverse share split received a cash payment in lieu of such fractional ordinary share. Issued and outstanding share options and warrants were adjusted on the same basis and exercise prices adjusted accordingly.
Preference Shares
Pursuant to the Bank's bye-laws, the Board by resolution may provide for the issuance of preference shares in one or more series and to establish from time to time the number of preference shares to be included in each such series and to fix the terms, including the designation, powers, preferences, rights qualifications, limitations and restrictions of the preference shares of each series such that the authority of the Board with respect to each series shall include, but not be limited to, determination of, dividend rates, voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Bank.
Dividend Rights
Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Bank's bye-laws, each ordinary share is entitled to such dividends that the Board may from time to time declare.
Any cash dividends payable to holders of the ordinary shares listed on the NYSE will be paid to Computershare Inc., our transfer agent in the United States, for disbursement to those holders.
Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any declarations of dividends will be at the discretion of the Board, subject to receipt of a letter of no objection from the BMA. In determining the amount of any future dividends, the Board may take into account: (1) our financial results; (2) our available cash, as well as anticipated cash requirements (including debt servicing); (3) our capital requirements, including the capital requirements of our subsidiaries; (4) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our shareholders; (5) general economic and business conditions; (6) restrictions applicable to us and our subsidiaries under Bermuda and other applicable laws, regulations and policies, including the requirement to obtain the a letter of no objection from the BMA regarding the payment of dividends on our ordinary shares; and (7) any other factors that the Board may deem relevant. Therefore, there can be no assurance that we will declare or pay any dividends to holders of the ordinary shares, or as to the amount of any such dividends.

Variation of Rights
If at any time the Bank has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of three-fourths of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing in proxy one-third of the issued shares of the relevant class is present. The Bank's bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of the shares of that class, vary the rights attached to existing shares. In addition, the creation or issue of preference shares whether or not ranking prior to ordinary shares will not be deemed to vary the rights attached to ordinary shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Transfer of Shares
Shares that are listed or admitted to trading on the NYSE or BSX shall be transferred in accordance with the rules and regulations of the applicable exchange. Subject to these restrictions, a holder of ordinary shares may transfer the title to all or any of his ordinary shares by completing a form of transfer in the form set out in the Bank's bye-laws (or as near thereto as circumstances admit) or in such other form as the Board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the Board may accept the instrument signed only by the transferor.
Differences in Corporate Law
We are incorporated under the laws of Bermuda. The laws applicable to Bermuda companies may differ in certain respects from the laws applicable to corporations incorporated in the United States. Within our discussions below of the Companies Act and the rights and obligations as set forth in the Butterfield Act and our bye-laws, we have summarized the significant differences between the rights of holders of our ordinary shares and the rights of holders of ordinary stock of a typical corporation incorporated under the laws of Delaware. This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under the Companies Act and the Butterfield Act and our bye-laws or the rights of holders of ordinary stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or a specified number of years, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.
Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Bank's bye-laws provide that the chairman or the Board may convene an annual general meeting or a special general meeting. Under the Bank's bye-laws, at least 21 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to attend and vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 25% of the total issued voting shares. In addition, the Bank's bye-laws provide that shareholders must adhere to certain advance notice requirements with respect to business to be proposed at general meetings.
Pursuant to the Bank's bye-laws, Super-Majority Actions require approval by the affirmative vote of not less than two-thirds of all voting rights attached to all issued and outstanding shares, unless such Super-Majority Action has been approved by the Board. In addition, shareholders may not act by written consent under our bye-laws.
Variance from Delaware: In contrast to our bye-laws, which do not allow shareholders to act by written consent, stockholders of a Delaware corporation may act by written consent to elect directors unless the certificate of incorporation provides otherwise.

Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association (or, in our case, the Butterfield Act), including its objects and powers, and certain alterations thereto, and the company's register of directors. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Election and Removal of Directors
The Bank's bye-laws provide that the Board shall consist of not less than six directors and not more than such maximum number of directors, not exceeding 12, as the Board may determine. The Board currently consists of ten directors. The Board consists of a single class of directors.
In addition to the Board, only one or more shareholders holding in the aggregate at least 5% of the voting rights in relation to the election of directors may propose a person for election as a director. Such shareholder(s) must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, the notice of such election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.
A director may be removed by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Where a director is to be removed for cause (as such term is defined in the Bank's bye-laws), the resolution shall require the affirmative votes of a majority of the votes cast. Where a director is to be removed without cause and without prior approval of the Board, the resolution shall require the affirmative votes of not less than two-thirds of all voting rights attached to all issued and outstanding shares.
Variance from Delaware: In contrast to our bye-law requirement of at least six directors, a corporation incorporated in Delaware must have at least one director. In addition, any or all of the directors on a non-classified board of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors and, in the case of a classified board, the stockholders may effect removal of any or all directors only for cause unless the certificate of incorporation otherwise provides.
Proceedings of the Board of Directors
The Bank's bye-laws provide that our business is to be managed and conducted by the Board. There is no requirement in the Bank's bye-laws or Bermuda law that directors hold any of the Bank's shares. There is also no requirement in the Bank's bye-laws or Bermuda law that the directors must retire at a certain age. The quorum for meetings of the Board is five directors, a majority of whom must be independent non-executive directors.
Provided a director discloses a direct or indirect interest in any material contract or proposed material contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board of directors meeting.

Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. In addition, under our bye-laws, each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually, or by or in the right of the Bank, against any director of officer, on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his duties with or for the Bank or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Bank which may attach to such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors' and officers' liability insurance policy for such a purpose.
Insofar as indemnification for liabilities arising under the US Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the US Securities Act of 1933, as amended, and is, therefore, unenforceable.
Amendment of Butterfield Act and Bye-laws
The Butterfield Act may be amended by a resolution passed at a general meeting of shareholders, provided that consent for the proposed amendment has been obtained from the minister responsible for administering the Companies Act, prior to the notice of the shareholders meeting being given to the shareholders. Notwithstanding the foregoing, in the case of certain bye-laws, such as the bye-laws relating to: (i) restrictions on the voting rights of any person who is not Bermudian, (ii) the election of directors, (iii) the class of directors, (iv) the term of directors, (v) the removal of directors, (vi) the Super-Majority Actions and (vii) the approval requirements in respect of amendments to the bye-laws, the required resolutions must include the affirmative vote of not less than 66% of our directors then in office and by a resolution of the shareholders including the affirmative vote of not less than 66% of the votes attaching to all shares in issue.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Butterfield Act adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Butterfield Act must be made within 21 days after the date on which the resolution altering the Butterfield Act is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Amalgamations and Business Combinations
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shares voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.
The Bank's bye-laws provide that a merger or an amalgamation that has not been approved by the Board must only be approved by not less than two-thirds of all voting rights attached to all issued and outstanding shares.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Variance from Delaware: In contrast, any two or more corporations existing under the laws of the state of Delaware may merge into a single corporation pursuant to a board resolution and upon the approval by stockholders of each constituent corporation by a majority of the outstanding shares entitled to vote, except in certain circumstances, where a vote by stockholders is not required.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association (or, in our case, the Butterfield Act) or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
Variance from Delaware: In contrast, class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a stockholder of the corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.
Capitalization of Profits and Reserves
Pursuant to the Bank's bye-laws, the Board may: (i) capitalize any part of the amount of the Bank's share premium or other reserve accounts or to the credit of our profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares from one class to shares of another class) to the shareholders; or (ii) capitalize any amount standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Registrar or Transfer Agent
MUFG Investor Services serves as the Bank's Registrar and Transfer Agent in Bermuda pursuant to an agreement entered into in July 2014. Under the terms of this agreement, MUFG Investor Services is responsible for, among other things, maintaining and updating the Bank's share register, facilitating the payment of dividends and coordinating the convening of shareholders meetings. Computershare Inc. is the Bank's Registrar and Transfer Agent in the US.
Untraced Shareholders
The Bank's bye-laws provide that the Board may forfeit any dividend or other monies payable in respect of any shares of the Bank which remain unclaimed for seven years from the date when such monies became due for payment, provided that at least three dividends have become payable during such seven-year period in respect of the shares in question, after such period the Bank has given notice in accordance with the Bank's bye-laws and provided that the NYSE or BSX has been informed of the intention to forfeit such dividend, as the case may be. In addition, we are entitled to cease sending dividend drafts and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquiries have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a draft.
Certain Provisions of Bermuda Law
The Bank is designated as resident in Bermuda for exchange control purposes.
The BMA has given its consent for the issue and free transferability of all of the ordinary shares to and between non-residents of Bermuda for exchange control purposes, provided the Bank's shares remain listed on an appointed stock exchange, which includes NYSE. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the BMA shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in the report to which this exhibit is attached. Certain issues and transfers of ordinary shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the BMA.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. Pursuant to our bye-laws, the Bank will be entitled to treat the registered holder of any share of the Bank as the absolute owner thereof and accordingly shall not be bound to recognize any equitable claim or other claim to, or interest in, such share on the part of any other person.
Anti-Takeover Effects of Provisions of Applicable Law and the Bank's Bye-laws
Two-thirds supermajority shareholder voting requirement: The Bank's bye-laws provide that, except to the extent that a proposal has received the prior approval of the Board, (i) the removal of a director other than for cause; (ii) the approval of an amalgamation, merger or consolidation with or into any other person, arrangement, reconstruction or sale, lease, conveyance, exchange or other transfer of all or substantially all of the Bank's assets, or in each case, an equivalent transaction; and (iii) the commencement of proceedings seeking winding-up, liquidation or reorganization of the Bank, shall require the affirmative vote of not less than two-thirds of all voting rights attached to all issued and outstanding shares.
Amendments to the Bank's bye-laws: The Bank's bye-laws provide that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same has been approved by a resolution of the Board and by a resolution of the shareholders. In addition, certain of the Bank's bye-laws, including (without limitation) the bye-law concerning the Super-Majority Actions, may not be rescinded, altered or amended and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-law, until the same has been approved by a resolution of the Board including the affirmative vote of not less than 66% of the directors then in office and by a resolution of the shareholders including the affirmative vote of not less than 66% of the votes attaching to all shares in issue.
Limitation relevant to non-Bermudian shareholders: The Bank's bye-laws provide that any person who is not “Bermudian” as defined in the Companies Act who is “interested” (as defined in the bye-laws) in shares of the Bank which constitute more than 40% of all shares then issued and outstanding is not entitled to vote the shares in excess of this 40% interest at any general meeting of the Bank without prior written approval of the Minister of Finance. For purposes of this provision, “interest” means (1) any interest in shares comprised in property held on trust; (2) any contractual right to purchase shares whether for cash or other consideration; (3) any interest by virtue of any right or obligation (whether subject to conditions or not) to exercise any right conferred by the holding of shares including but not limited to voting rights or any entitlement to control the exercise of any such right; (4) any right to call for delivery of shares; (5) the right to acquire an interest in the shares or an obligation to take an interest in shares; or (6) the power to dispose of shares.
Variance from Delaware: In contrast, Delaware law does not have a similar provision requiring prior approval of a governing body for an interested shareholder to vote in the shares of a Delaware-incorporated company.
Additionally, for purposes of this provision: (1) persons having a joint interest shall each be taken to have that interest; (2) a person shall be taken to be interested in any shares in which an associate (within the meaning of the BDCA) of that person is interested; and (3) a person shall be interested in shares if a body corporate is interested in them and that body corporate or its directors are accustomed to act in accordance with the directions or instructions of that person, or that person is entitled by virtue of any right or obligation (whether subject to conditions or not) to exercise or control the exercise of one-third or more of the voting power at general meetings of that body corporate, and where such body corporate is entitled to control the exercise of any of the voting power at general meetings of another body corporate such voting power shall be taken to be exercisable by that person.
The following interests will not be included in this limitation if the person in question is under any obligation to exercise or control the exercise of the voting rights of the shares at the instance of any other person: (1) any interest of a custodian trustee or a bare trustee; (2) any interest of a licensed bank or other financial institution held by way of security for the purposes of a transaction entered into in the ordinary course of banking business; (3) an interest of a personal representative of any estate; (4) any interest of a person arising by reason only that such person has been appointed a proxy to vote at a specified meeting of shareholders and at any adjournment of that meeting or has been appointed by a body corporate to act as its representative at any meeting of shareholders; (5) any interest of any underwriter or sub-underwriter in any offer of shares provided the agreement or interest is confined to that purpose and any matters incidental to it; (6) any interest of any market maker in the shares which has been approved by the Board provided the interest is confined to that purpose and any matters incidental to it; (7) any interest as a beneficiary under a pension or retirement benefits scheme; or (8) the interests of any subsidiary of the Bank.
In addition, the BDCA prohibits a person from becoming a shareholder controller of any company licensed under the BDCA unless the person provides written notice to the BMA of his intent to do so and the BMA does not object. The definition of shareholder controller is set out in the BDCA but generally refers to a person who, among other things, (i) holds 10% or more of the shares in the licensed institution or another company of which it is a subsidiary company; or (ii) is entitled to exercise, or control the exercise of 10% or more of the voting power at any general meeting of the licensed institution or another company of which it is such a subsidiary.

Limitations on the election of directors: The Bank's bye-laws provide that a person may be proposed for election or appointment as a director at a general meeting either by the Board or by one or more shareholders holding shares of the Bank which in the aggregate carry not less than 5% of the voting rights in respect of the election of directors. In addition, unless a person is proposed for election or appointment as a director by the Board, when a person proposed for appointment or election as a director written notice of the proposal must be given to the Bank, and of his willingness to serve as a director, as follows. Where a director is to be appointed or elected: (1) at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and (2) at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.